                                                                 Exhibit (h)(D)


                   [BLAKE, CASSELS & GRAYDON LLP LETTERHEAD]



August 14, 2000


Peter Kiewit Sons', Inc.
Kiewit Plaza
Omaha, NE 68131


Dear Ladies and Gentlemen:

     We hereby consent to the incorporation by reference of our opinion dated July 28, 2000 and addressed to Peter Kiewit Sons', Inc. in the Peter Kiewit Sons', Inc. Schedule TO. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

                                        Yours very truly,


                                        BLAKE, CASSELS & GRAYDON LLP